Exhibit 99.2

Index to Financial Statements of Key Components, Inc. and Subsidiaries

Consolidated Balance Sheets as of September 30, 2004 (unaudited) and December 31, 2003	F-2
Consolidated Statements of Income for the Nine Months ended September 30, 2004 and September 30, 2003 (unaudited)	F-3
Consolidated Statements of Redeemable Convertible Preferred Stock and Consolidated Statements of Stockholders’ Equity (Deficit) from January 1, 2003 through September 30, 2004 (unaudited)	F-4
Consolidated Statements of Cash Flows for the Nine Months ended September 30, 2004 and September 30, 2003 (unaudited)	F-5
Consolidated Statements of Comprehensive Income (Loss) for the Nine Months ended September 30, 2004 (unaudited) and the Year ended December 31, 2003	F-6
Notes to Consolidated Financial Statements (unaudited)	F-7
Report of Independent Auditors	F-15
Consolidated Balance Sheets as of December 31, 2003 and 2002	F-16
Consolidated Statements of Operations for the Years ended December 31, 2003, 2002 and 2001	F-17
Consolidated Statements of Redeemable Convertible Preferred Stock and Consolidated Statements of Stockholders’ Equity (Deficit) from January 1, 2001 through December 31, 2003	F-18
Consolidated Statements of Cash Flows for the Years ended December 31, 2003, 2002, and 2001	F-19
Consolidated Statements of Comprehensive Income (Loss) for the Years ended December 31, 2003, 2002, and 2001	F-20
Notes to Consolidated Financial Statements	F-21

KEY COMPONENTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2004	December 31, 2003
	(Unaudited)
Assets:
Current assets:
Cash	$1,091	$3,872
Accounts receivable, net of allowance for doubtful accounts of $2,079 and $1,702 in 2004 and 2003, respectively	29,961	23,989
Inventories	35,760	24,063
Prepaid expenses and other current assets	2,373	1,862
Deferred income taxes	4,933	5,189
Assets held for sale	15,633	20,464

Total current assets	89,751	79,439
Property, plant and equipment, net	18,944	18,149
Goodwill	89,085	80,165
Deferred financing costs, net	2,652	3,370
Prepaid pension cost	2,436	2,686
Other assets	2,386	777

	$205,254	$184,586

Liabilities and Stockholders’ Equity (Deficit):
Current liabilities:
Current portion of long-term debt	$17,724	$12,196
Accounts payable	15,186	11,010
Accrued compensation	5,210	4,170
Accrued expenses	10,647	6,541
Accrued income taxes	9,017	1,458
Accrued interest	3,301	1,102
Liabilities associated with assets held for sale	1,049	1,922

Total current liabilities	62,134	38,399

Long-term debt	109,271	120,561
Deferred income taxes	2,469	2,507
Other long-term liabilities	2,484	1,739

Total liabilities	176,358	163,206

Commitments and contingencies
Redeemable Convertible Preferred Stock	112,780	111,940
Stockholders’ equity (deficit):
Common stock	—	—
Additional paid-in capital	—	—
Retained deficit	(83,884)	(90,560)

	$205,254	$184,586

See accompanying notes to consolidated financial statements.

KEY COMPONENTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2004	2003
Net sales	$163,200	$134,190
Cost of goods sold	101,511	83,008

Gross profit	61,689	51,182

Selling, general and administrative expenses	31,461	28,667

Income from operations	30,228	22,515
Interest expense	9,041	9,349

Income before provision for income taxes and discontinued operations	21,187	13,166
Provision for income taxes	8,419	5,511

Income from continuing operations	12,768	7,655
Loss from discontinued operations, net of tax benefit of $3,281, and $202 respectively	(5,448)	(315)

Net income	$7,320	$7,340

See accompanying notes to consolidated financial statements.

KEY COMPONENTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK

AND CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands, except shares data)

	Redeemable Convertible Preferred Stock		Stockholders’ Equity (Deficit)
			Common Stock		Additional Paid In Capital	Retained Earnings (Deficit)	Total
	Shares	$	Shares	$
Balance, January 1, 2003	944,089	$110,831	383,406	$—	$—	$(85,787)	$(85,787)

Repurchase and retirement of common stock	—	—	(1,490)	—	—	(100)	(100)
Minimum pension liability, net of tax	—	—	—	—	—	(134)	(134)
Preferred stock dividends	9,452	1,109	—	—	—	(1,109)	(1,109)
Net loss for year ended December 31, 2003	—	—	—	—	—	(3,430)	(3,430)

Balance, December 31, 2003	953,541	111,940	381,916	—	—	(90,560)	(90,560)
Nine months ended September 30, 2004 (unaudited):
Exercise of stock options	—	—	7,586	—	196		196
Preferred stock dividends	7,160	840	—	—	(196)	(644)	(840)
Net income for nine months ended September 30, 2004	—	—	—	—	—	7,320	7,320

Balance, September 30, 2004 (unaudited)	960,701	$112,780	389,502	$—	$—	$(83,884)	$(83,884)

See accompanying notes to consolidated financial statements.

KEY COMPONENTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2004	2003
Cash flows from operating activities:
Net income	$7,320	7,340
Adjustments to reconcile net income to net cash provided by operating activities:
Loss of discontinued operations	5,448	315
Depreciation and amortization	2,838	2,708
Amortization of deferred finance costs	718	719
Deferred taxes	275	(2)
Provision for bad debts	585	255
Changes in assets and liabilities:
Accounts receivable	(4,669)	(4,292)
Inventories	(9,579)	809
Prepaid expenses and other assets	(263)	3,614
Accounts payable	3,140	281
Accrued expenses	12,641	4,020

Net cash provided by continuing operations	18,454	15,767
Net cash (used in) provided by discontinued operations	(1,377)	851

Net cash provided by operating activities	17,077	16,618

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(11,950)	(4,548)
Capital expenditures	(2,229)	(2,061)

Net cash used in continuing operations	(14,179)	(6,609)
Net cash used in discontinued operations	(113)	(534)

Net cash used in investing activities	(14,292)	(7,143)

Cash flows from financing activities:
Payments of long-term debt and capital lease obligations	(28,462)	(9,208)
Proceeds from long-term debt borrowings	22,700	2,000
Proceeds from the exercise of stock options	196	—
Repurchase of common stock	—	(100)

Net cash used in financing activities	(5,566)	(7,308)

Net (decrease) increase in cash and cash equivalents	(2,781)	2,167
Cash and cash equivalents, beginning of period	3,872	2,879

Cash and cash equivalents, end of period	$1,091	$5,046

See accompanying notes to consolidated financial statements.

KEY COMPONENTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

	For the Nine Months Ended September 30, 2004	For the Year Ended December 31, 2003
	(Unaudited)
Net income (loss)	$7,320	$(3,430)
Minimum pension liability, net of tax	—	(134)

Comprehensive income (loss)	$7,320	$(3,564)

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1.    Basis of Presentation

The consolidated financial statements include the financial statements of Key Components, Inc. (“KCI”), a Delaware corporation and its wholly-owned subsidiaries (collectively the “Company”) from their respective dates of acquisition. All significant intercompany transactions have been eliminated. KCI’s assets are limited to its investment in Key Components, LLC (“KCLLC”). KCLLC’s assets are limited to the assets of the Company’s corporate office and its investments in its wholly-owned subsidiaries. KCLLC is the parent company to the operating business units of the Company. All significant intercompany transactions have been eliminated.

The Company is in the business of the manufacture and sale of custom engineered componentry in a diverse array of end use markets. Through its two business segments, mechanical engineered components and electrical components, the Company targets its products to original equipment manufacturers. The Company’s electrical components business product offerings include power conversion products, specialty electrical components and high-voltage utility switches. The Company’s mechanical engineered components business product offerings consist primarily of flexible shaft and remote valve control components and air handling/turbocharger components.

The accompanying unaudited financial statements of the Company contain all adjustments that are, in the opinion of management, necessary for a fair statement of results for the interim periods presented. While certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, the Company believes that the disclosures herein are adequate to make the information not misleading. The results of operations for the interim periods are not necessarily indicative of the results for full years. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2003.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used by the Company that are subject to change include, but are not limited to, provision for doubtful accounts, inventory obsolescence, fair value estimates in conjunction with the Company’s fair value testing of its recorded goodwill, warranty costs accrued, the acquisition related accruals, and the estimated liabilities related to the pension plans of the Company (Note 9). Actual results could differ from the estimates used by the Company.

New Accounting Pronouncements

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were classified as equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material impact on the consolidated operations or financial condition of the Company.

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

In January 2003, the FASB issued Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities.” FIN 46 requires variable interest entities to be consolidated by their primary beneficiaries. A primary beneficiary is the party that absorbs a majority of the entity’s expected losses or residual benefits. FIN 46 applies immediately to variable interest entities created after January 31, 2003; for the first fiscal year or interim period beginning after June 15, 2003 for variable interest entities, which an enterprise holds a variable interest that is acquired before February 1, 2003. The adoption of FIN 46 had no material impact on the consolidated operations or financial condition of the Company.

2.    Acquisitions and Dispositions

Amveco Magnetics, Inc.

On August 23, 2004, the Company acquired the common stock of Amveco Magnetics, Inc. (“Amveco”), a Texas Corporation, for a purchase price of approximately $6.0 million, subject to adjustment, less assumed liabilities of approximately $2.1 million. In October 2004, the Company paid approximately $462,000 of additional consideration related to the closing balance sheet. The Company recorded the estimated excess purchase price over net assets acquired of approximately $2.5 million as goodwill. The value ascribed to the estimated excess purchase price over net assets acquired is preliminary and is subject to change. Other intangibles acquired were not material. The agreement calls for three contingent payments, two of which up to $1.0 million in aggregate and the other based upon a percentage of revenues exceeding a baseline specified in the purchase agreement, based on the performance of the business for the six months ended September 30, 2004 and for the year ending December 31, 2005. In addition, the Company currently has approximately $1.6 million in escrow, which is included in other assets, related to the Amveco transaction. The escrow was established to cover potential liabilities related to the Mexico operation of Amveco. The agreement calls for the escrow to be paid upon certain open issues related to the legal and tax establishment of the Mexico operation are rectified. The contingent payments and any payments out of escrow, if made, will be recorded as goodwill at the time of payment. Amveco, which manufactures torroidal transformers primarily for medical applications, will be integrated into the Company’s Monterrey, Mexico and Lumberton, North Carolina facilities. The Company paid approximately $6.0 million in cash at closing and borrowed approximately $5.0 million on its revolving credit facility to partially finance this acquisition.

Advanced Devices, Inc.

On May 7, 2004, the Company acquired the net assets of Advanced Devices, Inc. (“ADI”) for a purchase price of approximately $8.0 million and assumed liabilities of approximately $62,000. The Company recorded the estimated excess purchase price over net assets acquired of approximately $6.2 million as goodwill. The value ascribed to the estimated excess purchase price over net assets acquired is preliminary and is subject to change. Other intangibles acquired were not material. The ADI product line, which manufactures electrical wiring devices, has been integrated into the Company’s Napa Valley, California manufacturing facility. The Company paid approximately $6.1 million in cash at closing and borrowed approximately $4.5 million on its revolving credit facility to partially finance this acquisition. The purchase agreement required approximately 75% of the total purchase price to be paid at closing, 10% to be paid at the earlier of the date when the product line is fully integrated into the Company’s Napa, California manufacturing facility or March 7, 2005, and the remainder over the next four years annually commencing on May 7, 2005.

Arens Controls, LLC

On March 3, 2003, the Company acquired the mechanical components business of Arens Controls, LLC for a purchase price of approximately $4.5 million and assumed liabilities of approximately $642,000. The Company recorded the estimated excess purchase price over net assets acquired of approximately $2.0 million

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

as goodwill. Other intangibles acquired in the transaction were not material. The product line, which manufactures mechanical push-pull control solutions, was fully integrated into the Company’s Binghamton, New York manufacturing facility in November 2003. The Company borrowed $2.0 million on its revolving credit facility to partially finance this acquisition.

Hudson Lock, LLC

The Company’s lock product line’s net sales declined significantly during the three years ended December 31, 2003. Net sales of the lock product line were approximately $17.2 million, $21.8 million and $32.6 million for the years ended December 31, 2003, 2002 and 2001, respectively. Management attributes such decline to the downturn in the economy plus the impact of foreign competition, both of which have led to the product line becoming a commodity over that period. As the net sales volume eroded, the shift in manufacturing to Mexico negatively impacted customer service and quality. Further, the decline in sales volume made it prohibitive to support the dual overhead infrastructures of its domestic and Mexico manufacturing facilities. As a result, the Company closed the lock manufacturing facility in Mexico in February 2004. In closing the facility, the Company recorded a charge of approximately $664,000 for severance, closing costs and to adjust inventory and leaseholds to the lower of cost or fair value. In addition, the Company recorded a charge of approximately $605,000 to record the balance of the lease of the facility on a present value basis, less any estimate for sublease income.

In March 2004, the Board of Directors of KCI and KCLLC concluded to sell Hudson Lock, LLC (“Hudson”). In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company recorded the assets and liabilities of Hudson as held for sale and reported the results as discontinued operations. Based on initial indications of value from prospective buyers, at June 30, 2004, the Company recorded a charge of approximately $4.3 million (net of tax benefit of approximately $2.6 million) to reduce the carrying value of the assets held for sale to its fair value.

On October 22, 2004, the Company consummated the sale of the net assets of Hudson to Waveland Investments (“the Buyer”), an independent third party. As a result of the sale, the domestic assets, which primarily consisted of accounts receivable, inventory and fixed assets, and the domestic liabilities of Hudson were sold to the Buyer for consideration of approximately $4.5 million, consisting of a note receivable of approximately $1.2 million with the balance of the proceeds being paid in cash. The note receivable matures on April 22, 2008 and requires payment of interest at 8.0% per annum through April 22, 2005, 10% per annum through October 2005 and 14% per annum subsequent to October 2005 until the maturity date. The Buyer has the ability to convert the outstanding interest due to the Company to additional notes receivable, which would then be due and payable on the same date as the original note. If Hudson meets certain operating thresholds the Buyer is required to prepay portions of the outstanding note receivable and the Buyer has the right to prepay the balance of the notes receivable. The note receivable is subordinate to the Buyer’s acquisition and operating debt. The remaining assets and liabilities of Hudson’s Mexico operations, which are not material, were not sold in the transaction. The Company used the cash proceeds received in the transaction to pay down outstanding bank debt. As a result of the expected proceeds from the sale, at September 30, 2004, the Company recorded an additional charge of approximately $680,000 (net of tax benefit of approximately $351,000) to reduce the carrying value of the assets held for sale to the lower of cost or fair value.

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

The following table summarizes the net assets of the lock product line:

(In thousands)	September 30, 2004	December 31, 2003
	(unaudited)
Accounts receivable	$2,193	$2,011
Inventory	5,509	4,628
Other current assets and prepaid expenses	91	524
Plant and equipment, net	—	6,018
Deferred tax assets	7,840	7,283

Assets held for sale	15,633	20,464

Accounts payable	565	845
Accrued wages and related expenses	192	562
Accrued expenses	292	515

Liabilities associated with assets held for sale	1,049	1,922

Net assets of lock product line	$14,584	$18,542

The summary of the operations of the lock business for the nine ended September 30, 2004 and 2003 are as follows:

(In thousands)	Nine Months Ended September 30,
	2004	2003
	(unaudited)
Net sales	$11,834	$13,206

Loss from operations of the lock business, net of tax benefit of $3,281 and $202, respectively	$(5,448)	$(315)

3.    Inventories

Inventories consist of the following:

(In thousands)	September 30, 2004	December 31, 2003
	(unaudited)
Raw materials	$19,526	$12,805
Work-in-process	5,451	4,856
Finished goods	10,783	6,402

Total inventory	$35,760	$24,063

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

4.    Provision for Income Taxes

Deferred income taxes have been recorded to reflect the tax consequences on future years of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts at year-end. Valuation allowances are recorded when necessary to reduce deferred tax assets to expected realizable amounts. Accrued income taxes increased during the nine months ended September 30, 2004, as the Company did not make any estimated payments for income taxes. The Company anticipates the sale of its lock product line to generate a tax loss, which will offset a majority of the Company’s current tax liability. The sale of the lock product line was consummated in October 2004.

5.    Common Stock transactions

During the nine months ended September 30, 2004, two employees exercised options to purchase 7,586 shares of KCI common stock. During the nine months ended September 30, 2003, the Company repurchased common stock held by a stockholder who was no longer part of the Company operating management. The Company paid approximately $100,000, representing the fair value as of the date of the transaction.

6.    Warranty Costs

The Company records a liability for its expected claims under existing product warranty policies. The accrual is based on the Company’s historical warranty experience. For the nine months ended September 30, 2004 and 2003, the Company’s warranty accrual changed as follows:

	Nine Months Ended September 30,
(In thousands)	2004	2003
	(unaudited)
Balance, beginning of period	$1,372	985
Additions	618	123
Charges	(26)	—

Balance, end of period	$1,964	$1,108

7.    Operating Segments

The Company conducts its continuing operations through its two businesses, the manufacture and sale of electrical components and mechanical engineered components. The electrical components business (“EC”) product offerings include power conversion products, specialty electrical components and high-voltage utility switches. The mechanical engineered components business (“MEC”) manufactures flexible shaft products and air handling/turbocharger components.

The Company evaluates its operating segments’ performance and allocates resources among them based on profit or loss from continuing operations before interest, taxes, depreciation and amortization (“EBITDA”). EBITDA is not based on accounting principles generally accepted in the United States of America, but is the performance measure used by Company management to analyze and monitor the Company and is commonly used by investors and financial analysts to compare and analyze companies. Corporate overhead expenses are not allocated to the segments. In computation of all the financial maintenance covenants under the Company’s credit facility, the Company is allowed to adjust EBITDA for certain charges as defined in the

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

agreement. The Company’s non-GAAP financial measures may not necessarily be comparable to other companies.

(In thousands)	Electrical Components	Mechanical Engineered Components	Total
	(Unaudited)
Nine months ended September 30, 2004:
Net sales to external customers	$98,448	$64,752	$163,200
Intersegment net sales	—	65	65
Segment profit—EBITDA	18,914	17,127	36,041
Segment assets	127,069	60,956	188,025
Goodwill	67,863	21,222	89,085
Depreciation and amortization	1,906	898	2,804

Nine months ended September 30, 2003:
Net sales to external customers	88,507	45,683	$134,190
Intersegment net sales	—	53	53
Segment profit—EBITDA	16,695	11,225	27,920
Segment assets	108,110	52,511	160,621
Goodwill	59,192	20,973	80,165
Depreciation and amortization	1,872	806	2,678

December 31, 2003:
Segment assets	$107,724	$52,380	$160,104

Reconciliation of Selected Segment Information to the Company’s Consolidated Totals:

(In thousands)	Nine Months Ended September 30,
	2004	2003
	(Unaudited)
Profit or loss:
Total profit from reportable segments—EBITDA	$36,041	$27,920
Reconciling items:
Corporate expenses	(2,975)	(2,697)
Depreciation and amortization	(2,838)	(2,708)
Interest expense	(9,041)	(9,349)

Income before provision for income taxes and discontinued operations	$21,187	$13,166

	September 30, 2004	December 31, 2003
	(Unaudited)
Assets:
Total assets for reportable segments	$188,025	$160,104
Corporate assets	1,596	4,018
Discontinued assets	15,633	20,464

Total consolidated assets	$205,254	$184,586

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

(In thousands)	Nine Months Ended September 30,
	2004	2003
	(unaudited)
Geographical Sales Information:
United States	$146,114	$116,873
England	4,430	4,479
Canada	3,327	2,930
China	3,854	3,340
Netherlands	1,502	1,387
Japan	886	1,064
Taiwan	630	1,270
Other	2,457	2,847

Total	$163,200	$134,190

8.    Stock Options

The Company applies the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB 25”) in accounting for stock-based compensation. In accordance with APB No. 25, compensation costs for stock options is recognized in income based on the excess, if any, of the quoted market price over the exercise price of the stock on the date of grant. The exercise price for all stock option grants equals the fair market value on the date of grant, therefore no compensation expense is recorded.

In accordance with the disclosure provisions of SFAS 148, “Accounting for Stock-Based Compensation—transition and disclosure,” which amended SFAS No. 123, “Accounting for Stock-Based Compensation”, the following table illustrates the effect on net income as if the Company had applied the fair value recognition provisions for the nine months ended September 30, 2004 and 2003:

(in thousands)	Nine Months ended September 30,
	2004	2003
	(unaudited)
Net income:
As reported	$7,320	$7,340
Pro forma	$7,318	$7,031

9.    Pension Plans

The components of the net periodic benefit (cost) for the nine months ended September 30, 2004 and 2003 related to the Company’s pension plans were as follows:

(in thousands)	Nine Months ended September 30,
	2004	2003
	(unaudited)
Service Cost	$330	$298
Interest Cost	765	797
Expected return on plan assets	(908)	(931)
Amortization of net loss	60	57

Net periodic benefit cost	$247	$221

Employer Contributions

The Company is not required to make any contributions in 2004 and did not make any contributions in 2003 to its defined benefit plans.

10.    Sale of KCI

In November 2004, the board of KCI authorized the sale of the Company to Actuant Corporation, a public company. The sales price, which is to be paid in cash, is approximately $315 million, less expenses and net debt (outstanding debt of the Company, as defined in the agreement, less cash) of the Company as of the date the transaction closes. The Company has options outstanding to purchase approximately 177,000 shares of KCI common stock. Options to purchase approximately 93,000 shares will exercise with the sale and be settled for cash. The remaining options to purchase approximately 88,000 shares will be terminated. The agreement calls for a $20 million escrow, which will remain in place for three years to cover the indemnities under the agreement. The sale is expected to close during December 2004. The agreement calls for a purchase price adjustment if the Company’s working capital (current assets less current liabilities) is under a certain threshold as of the closing date of the agreement. In connection with the sale process, the Company entered into agreements with its corporate executives whereby they receive a bonus contingent on the sales price of the Company.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Key Components, Inc.;

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, redeemable convertible preferred stock, stockholders’ equity (deficit) and cash flows present fairly, in all material respects, the financial position of Key Components Inc. and subsidiaries at December 31, 2003 and December 31, 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002.

/S/    PRICEWATERHOUSECOOPERS LLP

December 16, 2004

Stamford, Connecticut

KEY COMPONENTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2003	2002
Assets
Current assets:
Cash	$3,872	$2,879
Accounts receivable, net of allowance for doubtful accounts of $1,702 and $1,355 at December 30, 2003 and 2002, respectively	23,989	18,128
Inventories	24,063	25,180
Prepaid expenses and other current assets	1,862	2,553
Prepaid income taxes	—	3,452
Deferred income taxes	5,189	4,955
Assets of discontinued operations	20,464	34,450

Total current assets	79,439	91,597
Property, plant and equipment, net	18,149	17,396
Goodwill, net	80,165	78,180
Deferred financing costs, net	3,370	4,364
Prepaid pension cost	2,686	3,027
Other assets	777	412

	$184,586	$194,976

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Current portion of long-term debt	$12,196	$7,225
Accounts payable	11,010	8,863
Accrued compensation	4,170	3,675
Accrued expenses	6,541	6,514
Accrued income taxes	1,458	—
Accrued interest	1,102	713
Liabilities associated with discontinued operations	1,922	2,125

Total current liabilities	38,399	29,115

Long-term debt	120,561	136,619
Deferred income taxes	2,507	2,789
Other long-term liabilities	1,739	1,409

Total liabilities	163,206	169,932
Commitments and contingencies (Notes 2, 8 and 9)
Redeemable Convertible Preferred Stock (Note 9)	111,940	110,831

Stockholders’ equity (deficit) (Note 10):
Common stock	—	—
Additional paid-in capital	—	—
Retained deficit	(90,560)	(85,787)

	$184,586	$194,976

See accompanying notes to consolidated financial statements.

KEY COMPONENTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year ended December 31,
	2003	2002	2001
Net sales	$180,096	$166,110	$161,139
Cost of goods sold	112,689	102,489	101,943

Gross profit	67,407	63,621	59,196

Selling, general and administrative expenses	38,760	35,885	37,700
Amortization of goodwill	—	—	2,405
Cumulative adjustment for Aerospace	—	—	(721)

Income from operations	28,647	27,736	19,812

Interest expense	12,338	13,301	16,572

Income before provision for income taxes, discontinued operations and cumulative effect of change in accounting principle	16,309	14,435	3,240
Provision for income taxes	6,516	5,056	2,503

Income from continuing operations	9,793	9,379	737
(Loss) income from discontinued operations, net of taxes (benefit) of $(6,358), $(2,428) and $3,055, respectively	(13,223)	(7,853)	3,994
Cumulative effect of change in accounting principle, net of income taxes of $3,013	—	(8,157)	—

Net (loss) income	$(3,430)	$(6,631)	$4,731

See accompanying notes to consolidated financial statements.

KEY COMPONENTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK

AND CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands, except for shares data)

	Redeemable Convertible Preferred Stock		Stockholders’ Equity (Deficit)
			Common Stock		Additional Paid In Capital	Retained Earnings (Deficit)	Total
	Shares	$	Shares	$
Balance, January 1, 2001	925,466	$108,646	391,119	$—	$—	$(80,796)	$(80,796)

Repurchase and retirement of common stock	—	—	(7,713)	—	—	(906)	(906)
Preferred stock dividends	9,265	1,087	—	—	—	(1,087)	(1,087)
Net income for the year ended December 31, 2001	—	—	—	—	—	4,731	4,731

Balance, December 31, 2001	934,731	109,733	383,406	—	—	(78,058)	(78,058)

Preferred stock dividends	9,358	1,098	—	—	—	(1,098)	(1,098)
Net loss for the year ended December 31, 2002	—	—	—	—	—	(6,631)	(6,631)

Balance, December 31, 2002	944,089	110,831	383,406	—	—	(85,787)	(85,787)

Repurchase and retirement of common stock	—	—	(1,490)	—	—	(100)	(100)
Minimum pension liability, net of tax	—	—	—	—	—	(134)	(134)
Preferred stock dividends	9,452	1,109	—	—	—	(1,109)	(1,109)
Net loss for year ended December 31, 2003	—	—	—	—	—	(3,430)	(3,430)

Balance, December 31, 2003	953,541	$111,940	381,916	$—	$—	$(90,560)	$(90,560)

See accompanying notes to consolidated financial statements.

KEY COMPONENTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended December 31,
	2003	2002	2001
Cash flows from operating activities:
Net (loss) income	$(3,430)	$(6,631)	$4,731
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Loss (income) of discontinued operations	13,223	7,853	(3,994)
Cumulative effect of change in accounting principle	—	8,157	—
Provision for doubtful accounts	591	483	479
Depreciation and amortization	3,607	3,609	6,584
Amortization of deferred finance costs	994	977	933
Writedown of deferred finance costs	—	145	—
Deferred income taxes	(324)	(243)	590
(Increase) decrease in (net of effects of acquisitions):
Accounts receivable	(5,538)	2,879	1,826
Inventories	1,874	1,504	5,877
Prepaid expenses and other assets	4,553	529	2,693
Increase (decrease) in (net of effects of acquisitions):
Accounts payable	1,882	412	(2,799)
Accrued expenses and other liabilities	1,775	(1,227)	(4,487)

Net cash provided by continuing operations	19,207	18,447	12,433
Net cash provided by discontinued operations	1,150	3,922	9,499

Net cash provided by operating activities	20,357	22,369	21,932

Cash flows from investing activities:
Business acquisition, net of cash acquired	(4,548)	—	—
Capital expenditures	(3,039)	(2,255)	(3,335)
Cash provided by assets held for sale	—	364	666

Net cash used in continuing operations	(7,587)	(1,891)	(2,669)
Net cash used in discontinued operations	(590)	(457)	(796)

Net cash used in investing activities	(8,177)	(2,348)	(3,465)

Cash flows from financing activities:
Payments of term debt, notes payable and other obligations	(13,087)	(21,993)	(19,056)
Proceeds from issuance of debt	2,000	—	2,800
Deferred financing costs	—	(229)	—
Repurchase of common stock	(100)	—	(906)

Net cash used in financing activities	(11,187)	(22,222)	(17,162)

Net increase (decrease) in cash and cash equivalents	993	(2,201)	1,305
Cash and cash equivalents, beginning of year	2,879	5,080	3,775

Cash and cash equivalents, end of year	$3,872	$2,879	$5,080

See accompanying notes to consolidated financial statements.

KEY COMPONENTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Year ended December 31,
	2003	2002	2001
Net (loss) income	$(3,430)	$(6,631)	$4,731
Minimum pension liability, net of tax	(134)	—	—

Comprehensive (loss) income	$(3,564)	$(6,631)	$4,731

See accompanying notes to consolidated financial statements.

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization and Significant Accounting Policies

Basis of Presentation and Nature of Operations

The consolidated financial statements as of and for the three years ended December 31, 2003 include the financial statements of Key Components, Inc. (“KCI”), a Delaware corporation and its wholly-owned subsidiaries (collectively the “Company”) from their respective dates of acquisition. All significant intercompany transactions have been eliminated. KCI’s assets are limited to its investment in Key Components, LLC (“KCLLC”). KCLLC’s assets are limited to the assets of the Company’s corporate office and its investments in its wholly-owned subsidiaries. KCLLC is the parent company to the operating business units of the Company.

The Company is in the business of the manufacture and sale of custom engineered componentry in a diverse array of end use markets. Through its two business segments, mechanical engineered components and electrical components, the Company targets its products to original equipment manufacturers. The Company’s electrical components business, whose product offerings include power conversion products, specialty electrical components and high-voltage utility switches, which are manufactured by its subsidiaries Acme Electric Corporation (“Acme”), Marine Industries, LLC (“Marinco”), Atlantic Guest, Inc. (“Guest”) and Turner Electric, LLC (“Turner”). The Company’s mechanical engineered components business, whose product offerings consist primarily of flexible shaft and remote valve control components and air handling/turbocharger components, are manufactured by B.W. Elliott Manufacturing, LLC (“BWE”) and Gits Manufacturing, LLC (“Gits”).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used by the Company that are subject to change include, but are not limited to, provision for doubtful accounts, inventory obsolescence, estimated recovery of assets held for sale (Note 14) fair value estimates in conjunction with the Company’s fair value testing of its recorded goodwill, warranty costs accrued, the acquisition related accruals, and the estimated liabilities related to the pension plans of the Company (Note 11). Actual results could differ from the estimates used by the Company.

Cash and Cash Equivalents

For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company determines its allowance based on historical write-off experience, current economic data and specific information related to its customers. Account balances are charged off against the allowance when it is determined it is probable the receivable will not be recovered. The Company does not have any off-balance-sheet credit exposure related to its customers.

Inventories

Inventories are stated at the lower of cost or market, on a first-in, first-out basis.

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Major renewals and betterments are capitalized, while maintenance and repairs that do not improve or extend the life of the asset are expensed in the period they occur. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Buildings and improvements	20 – 40 years
Equipment	3 – 10 years
Furniture and fixtures	3 – 10 years
Leasehold improvements	Shorter of term of lease or useful life of the asset

Intangibles

Intangibles, which are included in other assets, primarily consist of costs associated with a licensing agreement and covenants not to compete arising from business acquisitions. These assets are being amortized on a straight-line basis over the lives of the related agreements, which range from five to seven years. Amortization of intangibles charged to continuing operations for the three years ended December 31, 2003 amounted to approximately $4,000, $11,000 and $99,000, respectively. Accumulated amortization at December 31, 2003 and 2002 was approximately $2.2 million for both periods.

Long-lived Assets

Whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the Company evaluates the basis of its long-lived assets based on expectations of undiscounted cash flows related to those assets. Based on its most recent analysis, the Company believes that no impairment of its long-lived assets exists at December 31, 2003.

Goodwill

Goodwill represents the excess of the cost of acquired businesses over the fair market value of their net assets. Through December 31, 2001 goodwill was being amortized on the straight-line method over thirty-five to forty years. Goodwill amortization for the year ended December 31, 2001 was approximately $2.4 million. Accumulated amortization at December 31, 2001 was approximately $5.2 million.

In July 2001, the Financial Accounting Standards Board (“FASB”) issued statement of financial accounting standard (“SFAS”) No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets” effective for fiscal years beginning after December 15, 2001.

The provisions of SFAS 141 provide specific criteria for the initial recognition and measurement of intangible assets apart from goodwill. SFAS 141 also requires that upon adoption of SFAS 142 the Company reclassify the carrying amount of certain intangible assets.

The provisions of SFAS 142 (i) prohibit the amortization of goodwill and indefinite-lived intangible assets, (ii) require that goodwill and indefinite-lived intangible assets be tested annually for impairment (and in interim periods if certain events occur which would impact the carrying value of such assets), and (iii) require that the Company’s operations be formally identified into reporting units for the purpose of assessing potential future impairments of goodwill.

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Upon the adoption of SFAS 142, the Company stopped recording goodwill amortization effective January 1, 2002. In June 2002, the Company completed the assessment of its reporting units and its initial assessment of impairment upon adoption. As a result, the Company identified that the Lock reporting business unit (Note 14) had book value of goodwill that exceeded its fair market value, which was estimated using a valuation methodology that triangulates the discounted cash flows, market multiples and transactional multiples of the reporting units. In accordance with SFAS 142, the Company, during the second quarter 2002, estimated the amount of the impairment and recorded a cumulative effect of change in accounting principle, as of January 1, 2002, of approximately $7.8 million, net of taxes of approximately $3.4 million, to write down the goodwill associated with the Company’s lock product line resulting from the market conditions of that product line. The Company, as prescribed by SFAS 142, finalized its impairment testing by comparing the implied fair value of the reporting unit’s goodwill to its carrying value during the third quarter to determine the amount of the final impairment upon adoption of SFAS 142. As a result, the Company reduced the tax impact of the charge by approximately $353,000 to reflect the proper deferred tax basis of the adjusted goodwill.

In December 2003 and 2002, in accordance with SFAS 142, the Company performed its required annual fair value testing of its recorded goodwill for its reporting units using a valuation approach consistent with the one used upon adoption of SFAS 142. As a result of the analyses, the Company recorded charges of approximately $17.4 and $12.4 million for the years ended December 31, 2003 and 2002, respectively, which is included in the Company’s operating expenses, related to its lock reporting unit. Throughout 2003 and 2002 the lock product line experienced a continued decline of its fair value during those periods, primarily due to a deterioration of its results of operations and projected future financial results. In addition, market multiples assigned to this product line also declined during 2002. Through December 31, 2003, the Company’s cumulative impairment of goodwill, all of which related to its lock product line, was approximately $40.9 million. At December 31, 2003, the Company had written off all the goodwill related to its lock product line.

Changes to the Company’s goodwill are as follows:

	Year ended December 31,
	2003	2002
	(in thousands)
Goodwill, beginning of period	$78,180	$78,180
Acquisitions	1,985	—

Goodwill, end of period	$80,165	$78,180

Deferred Financing Costs

Debt issuance costs are accounted for under an effective interest rate method. Amortization charged to continuing operations amounted to approximately $994,000, $977,000 and $933,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Accumulated amortization at December 31, 2003 and 2002 was approximately $4.1 million and $3.1 million, respectively. In addition, during 2002 the Company amended certain aspects of its borrowing agreement and expensed $145,000 of deferred financing costs.

Income Taxes

The Company accounts for income taxes under the asset and liability method. The provision for income taxes includes deferred income taxes resulting from items reported in different periods for income tax and financial statement purposes. Deferred income tax assets and liabilities represent the expected future tax consequences of the differences between the financial statement carrying amounts of existing assets and

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

liabilities and their respective tax bases. The effects of changes in tax rates on deferred income tax assets and liabilities are recognized in the period that includes the enactment date.

Revenue Recognition

The Company recognizes revenue principally upon shipment of products to customers, however no sooner than when title passes and all risk and rewards of ownership have been transferred. Reserves for estimated returns are established on the date of sale. Charges to customers for shipping are included in revenues while the Company includes the costs of shipping to its customers as part of its selling expenses.

Warranty

The Company records a liability for its expected claims under existing product warranty policies. The estimated accrual included in accrued expenses is based on the Company’s historical warranty experience. For the years ended December 31, 2003 and 2002 the Company’s warranty accrual changed as follows:

	Year ended December 31,
	(in thousands)
	2003	2002
Balance, beginning of period	$985	$821
Additions	331	200
Addition of Arens	65	—
Charges	(9)	(36)

Balance, end of period	$1,372	$985

Concentration of Credit Risk

Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company’s customer base includes customers in many industries. Some of its larger customers are focused in the marine, heavy truck, aerospace, lawn and garden and telecom industries. Due to the distribution of its customer base amongst a large array of end user markets, management does not believe that a significant concentration of credit risk exists at December 31, 2003.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash, accounts receivable, accounts payable and accrued expenses, management believes that the carrying amounts approximate fair value due to their short maturities. The estimated fair value of the Company’s long-term debt is based on the current rates offered to the Company for debt of similar maturities and approximates carrying value at December 31, 2003. KCLLC Senior Notes (Note 6) are currently market listed at approximately 104% of the their face value, however the market for the notes is highly inactive.

New Accounting Pronouncements

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were classified as equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of a nonpublic entity. SFAS 150 is not applicable as of December 31, 2003; however, it did not have a material impact on the consolidated operations or financial condition of the Company, upon adoption.

In January 2003, the FASB issued Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities.” FIN 46 requires variable interest entities to be consolidated by their primary beneficiaries. A primary beneficiary is the party that absorbs a majority of the entity’s expected losses or residual benefits. FIN 46 applies immediately to variable interest entities created after January 31, 2003; for the first fiscal year or interim period beginning after June 15, 2003 for variable interest entities, which an enterprise holds a variable interest that is acquired before February 1, 2003. The adoption of FIN 46 had no material impact on the consolidated operations or financial condition of the Company.

2.    Acquisitions and Dispositions

(a)    Arens Controls, LLC

On March 3, 2003, the Company acquired the mechanical components business of Arens Controls, LLC for a purchase price of approximately $4.5 million and assumed liabilities of approximately $642,000. The Company recorded the estimated excess purchase price over net assets acquired of approximately $2.0 million as goodwill. Other intangibles acquired in the transaction were not material. The product line, which manufactures mechanical push-pull control solutions, was fully integrated into the Company’s Binghamton, New York manufacturing facility in November 2003. The Company borrowed $2.0 million on its revolving credit facility to partially finance this acquisition.

(b)    Acme Electric Corporation

On November 21, 2000, the Company acquired all of the outstanding shares of Acme Electric Corporation (“Acme”) for a purchase price of approximately $47.3 million and assumed liabilities of approximately $28.8 million. At the time of the acquisition, the Company decided to sell the Acme Aerospace (“Aerospace”) division and the Acme Electronics (“Electronics”) division. In accordance with Emerging Issues Task Force (“EITF”) Bulletin 87-11, “Allocation of Purchase Price to Assets to be Sold,” the Company recorded the anticipated net proceeds from the sale of these subsidiaries adjusted for the anticipated net cash inflows during the holding period (date of acquisition to date of sale) as assets held for sale. In addition, the net earnings from these subsidiaries during the holding period are excluded from the operations of the Company, in accordance with EITF 87-11. Such results and estimated sale proceeds plus the net cash inflows during the holding periods have been included in goodwill. Aerospace manufactures lightweight high power battery chargers and related power systems for aerospace applications. Electronics was a contract electronics manufacturer for data storage, telecommunications and medical electronic applications.

On June 1, 2001, based on the strength of the operating performance of Aerospace, the Company decided to retain Aerospace. On that date and in accordance with EITF 90-6, “Accounting for Certain Events Not Addressed in Issue No. 87-11 Relating to an Acquired Operating Unit to be Sold,” the Company reallocated the purchase price of Acme as if Aerospace had never been held for sale and recorded a cumulative adjustment for the results of operations of Aerospace from the date of acquisition through May 31, 2001 of $721,000 comprised of the following:

(In thousands)
Net sales	$4,988
Cost of goods sold (including depreciation of $75)	3,367

Gross profit	1,621

Selling, general and administrative expenses (including depreciation of $33)	900

Income from operations	$721

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On February 15, 2002 the Company sold the Electronics division for $100,000 in cash and a 7% per annum, $300,000 note that was due on February 15, 2006. The agreement also provided for additional consideration to be paid to the Company if certain future operating targets were achieved. In March 2003, Electronics was sold to a new buyer and the Company collected the entire $300,000 note. The Company does not anticipate receiving any additional consideration.

3.    Inventories

Inventories consist of:

	December 31,
	2003	2002
	(in thousands)
Raw materials	$12,805	$13,781
Work-in-process	4,856	5,142
Finished goods	6,402	6,257

Total inventory	$24,063	$25,180

4.    Property, Plant and Equipment

Property, plant and equipment consists of the following:

	December 31,
	2003	2002
	(in thousands)
Land, building and improvements	$6,958	$6,726
Equipment	26,563	23,217
Office and computer equipment	2,068	1,897
Furniture and fixtures and leasehold improvements	1,485	1,463
Construction-in-progress	672	229

	37,746	33,532
Less: Accumulated depreciation	(19,597)	(16,136)

Total property, plant and equipment	$18,149	$17,396

Depreciation expense amounted to approximately $3.6 million, $3.6 million and $4.1 million for the years ended December 31, 2003, 2002, and 2001, respectively.

5.    Operating Segments

The Company conducts its operations through its two businesses, the manufacture and sale of electrical components and mechanical engineered components. The electrical components business (“EC”) product offerings include power conversion products, specialty electrical components and high-voltage utility switches. The mechanical engineered components business (“MEC”) manufactures flexible shaft products and air handling/turbocharger components.

The Company evaluates its operating segments’ performance and allocates resources among them based on profit or loss from operations before interest, taxes, depreciation and amortization (“EBITDA”). EBITDA is not based on accounting principles generally accepted in the United States of America, but is the performance measure used by Company management to analyze and monitor the Company and is commonly used by investors and financial analysts to compare and analyze companies. Corporate overhead expenses are not allocated to the segments. In computation of all the financial maintenance covenants under the Company’s credit facility, the Company is allowed to adjust EBITDA for certain charges as defined in the agreement.

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Segment information is as follows:

	EC	MEC	Total
	(In thousands)
Year ended December 31, 2003:
Net sales from external customers	$117,777	$62,319	$180,096
Intersegment net sales	—	73	73
Segment profit—EBITDA	21,769	13,886	35,655
Segment assets	107,724	52,380	160,104
Goodwill, net	59,192	20,973	80,165
Depreciation and amortization	2,484	1,086	3,570

Year ended December 31, 2002:
Net sales from external customers	$121,051	$45,059	$166,110
Intersegment net sales	—	113	113
Segment profit—EBITDA	21,298	13,282	34,580
Segment assets	110,791	42,109	152,900
Goodwill, net	59,192	18,988	78,180
Depreciation and amortization	2,575	1,005	3,580

Year ended December 31, 2001:
Net sales from external customers	$120,401	$40,738	$161,139
Intersegment net sales	—	135	135
Segment profit—EBITDA	20,087	11,728	31,815
Segment assets	117,572	43,161	160,733
Goodwill, net	59,192	18,988	78,180
Depreciation and amortization	4,330	1,688	6,018

Reconciliation of Selected Segment Information to the Company’s Consolidated Totals:

	Year ended December 31,
	2003	2002	2001
Profit or loss:	(in thousands)
Total profit from reportable segments—EBITDA	$35,655	$34,580	$31,815

Reconciling items:
Corporate administrative expenses	(3,397)	(3,232)	(5,526)
Depreciation and amortization	(3,611)	(3,612)	(6,477)
Interest expense	(12,338)	(13,301)	(16,572)

Income from continuing operations	$16,309	$14,435	$3,240

	December 31,
	2003	2002
	(in thousands)
Assets:
Total assets for reportable segments	$160,104	$152,900
Corporate assets	4,018	7,626
Assets of discontinued operations	20,464	34,450

Total consolidated assets	$184,586	$194,976

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year ended December 31,
	2003	2002	2001
	(in thousands)
Geographical Sales Information:
United States	$156,878	$144,157	$143,298
England	5,469	4,705	3,188
Canada	4,606	3,064	2,918
China	4,339	4,983	3,746
Netherlands	2,122	2,091	1,019
Japan	1,351	959	1,034
Mexico	512	1,319	2,287
Other	4,819	4,832	3,649

Total	$180,096	$166,110	$161,139

6.    Long-Term Debt

Long-term debt consists of the following:

	December 31,
	2003	2002
	(in thousands)
Senior notes	$80,000	$80,000
Term loan and revolving credit facility	51,986	63,046
Mortgage	762	782
Other	9	16

	132,757	143,844
Less: Current portion	(12,196)	(7,225)

Total long-term debt	$120,561	$136,619

(a)    Senior Notes

On May 28, 1998, KCLLC issued $80,000,000 of 10.50% Senior Notes due June 1, 2008, with interest payable semi-annually. The net proceeds from the Senior Notes were used to repay debt, repurchase outstanding warrants and for general corporate purposes. At December 31, 2003 and 2002, the Company has accrued interest on these notes in the amount of $700,000.

The notes are fully and unconditionally guaranteed, jointly and severally, on a non-collateralized basis, by the subsidiaries of KCLLC (the “Subsidiary Guarantors”). At December 31, 2003, KCLLC has de minimis assets other than its investments in the Subsidiary Guarantors and cash and no operations other than those of the Company’s corporate office. Accordingly, the consolidated financial statements present the combined assets and operations of the Subsidiary Guarantors.

The Senior Notes became redeemable, at KCLLC’s option, in whole or in part, at any time and from time to time, on June 1, 2003, and prior to maturity, upon not less than 30 nor more than 60 days prior notice to the holder, plus accrued and unpaid interest to the redemption date. The redemption price is set forth in the indenture and ranges from 105.25% at June 1, 2003 scaling down to 100.0% of the face value beginning in 2006. The holders of the Senior Notes can require the KCLLC to repurchase the notes upon a change in control, as defined in the Indenture.

The Indenture requires certain limitations of indebtedness and certain payments related to dividends and common stock, as defined.

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(b)    Term Loan and Revolving Credit Facility

On September 29, 2000, and in connection with the acquisition of Acme, KCLLC entered into its current credit facility. The credit facility provides for a six-year $40,000,000 revolving credit facility and a six-year $100,000,000 term loan facility. The credit agreement is guaranteed by the Company, and is collateralized by all of the capital stock of the subsidiaries, receivables, inventories, equipment and certain intangible property. The Company closed on the credit agreement in November 2000. The term loan is payable in quarterly installments through September 2006 and the Company may pay the quarterly installments in advance. Both the term loan and revolving credit facility bear interest at fluctuating interest rates determined by reference to a base rate or the London interbank offered rate (“LIBOR”) plus an applicable margin which will vary from 1.00% to 2.75%. KCLLC has the option to lock in a rate based on the base or LIBOR rate. Rates determined by reference to the LIBOR rate can be set for 30, 90 or 180 days. Base rate and LIBOR were 4.0% and 1.1%, respectively, at December 31, 2003. The revolving credit facility also requires a commitment fee of 0.375% on the unused portion of the facility as well as quarterly facility commitment fees. The facility also allows for up to $5.0 million of outstanding letters of credit. At December 31, 2003 KCLLC had two outstanding letters of credit for approximately $1,468,000, both relating to workers compensation insurance programs. In addition, the credit agreement contains certain covenants and restrictions, which require the maintenance of financial ratios, and restrict or limit dividends and other shareholder distributions, transactions with affiliates, capital expenditures, rental obligations and the incurrence of indebtedness.

In June 2002, KCLLC amended its credit agreement (the “Amendment”) to provide for revised financial covenant ratios from September 30, 2002 through December 2003 from the original covenant ratios stipulated in the credit agreement. KCLLC anticipated that certain of the original covenants, which became more stringent over the term of the agreement, would not be met due to the general decline in the economy. In addition, the Amendment revised KCLLC’s applicable margin on borrowings, the maximum allowable capital expenditures through 2003 and reduced the amount allowed for permitted acquisitions (as defined in the credit agreement) from $15 million to $7.5 million through the end of 2003. Concurrent with the Amendment, KCLLC voluntarily reduced the availability under its revolving credit facility by $15 million from $40 million to $25 million through the end of 2003. At December 31, 2002, the Company was in compliance with the covenants of the credit agreement set forth in the Amendment. As a result of KCLLC voluntarily reducing its borrowing capacity through the end of 2003, the Company wrote off $145,000 of the deferred finance costs related to amending the Company’s credit facility.

As a result of the impact of the domestic economy on the Company’s business coupled with the performance of the lock product line and cash spent on an unsuccessful acquisition attempt during 2003, KCLLC would not have been able to achieve the required step down in the financial covenants that was to occur as of September 2003 in accordance with the Amendment. Accordingly, KCLLC entered into a second amendment to its credit agreement (the “Second Amendment”). The financial covenants as modified by the Second Amendment apply from September 30, 2003 through March 30, 2005, at which time the financial covenants return to the financial covenants in effect before the Amendment. At December 31, 2003, the Company was in compliance with the credit agreement, as amended.

As of December 31, 2003 and 2002, KCLLC had no borrowings outstanding under the revolving credit facility and had approximately $52.0 million and $63.0 million, respectively, outstanding under the term loan. Accrued interest payable at December 31, 2003 and 2002 was approximately $397,000 and $8,000, respectively.

(c)    Mortgage

The Company has a mortgage collateralized by one of the Company’s manufacturing facilities. The mortgage requires monthly payments of approximately $5,000 of principal and interest at approximately 7.7% per annum with the balance of the principal of approximately $657,000 due May 1, 2008.

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2003, aggregate principal payments required on all amounts due are as follows:

Year ending December 31,
(in thousands)
2004	$12,196
2005	19,931
2006	19,937
2007	27
2008	80,666

$132,757

7.    Federal and State Income Taxes

Income tax expense (benefit) from continuing operations consists of the following:

	Year ended December 31,
	2003	2002	2001
	(in thousands)
Current:
Federal	$4,543	$3,949	$2,174
State	1,261	777	290
Foreign	757	573	365

Current	6,561	5,299	2,829

Deferred:
Federal	(2)	(433)	(496)
State	(43)	165	70
Foreign	—	25	100

Deferred	(45)	(243)	(326)

Total provision for income taxes	$6,516	$5,056	$2,503

A reconciliation between income taxes computed at the statutory federal rate and income tax expense (benefit) from continuing operations is as follows:

	Year ended December 31,
	2003	2002	2001
Federal income tax rate	34.0%	34.0%	34.0%
State income taxes, net of federal benefit	4.8	4.9	8.3
Nondeductible goodwill amortization	—	—	24.5
Foreign income taxes, net of federal benefit	0.5	—	10.5
Reconciliation to prior years tax filings	1.0	(3.8)	—
Other permanent differences	—	—	(1.5)
Other, net	(0.3)	0.3	1.5

	40.0%	35.4%	77.3%

Taxable income earned outside the United States of America was approximately $1.9 million, $1.7 million and $1.0 million for the three years ended December 31, 2003, 2002 and 2001, respectively and was primarily generated from operations in Thailand.

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s net deferred assets and liabilities were as follows:

	December 31,
	2003	2002
	(in thousands)
Deferred tax assets:
Allowance for doubtful accounts	$670	$527
Inventory reserves/valuation	2,625	2,434
Warranty reserve	540	383
Accrued severance and other acquisition costs	79	375
Accrued compensation costs	835	843
Supplemental retirement plan	857	800
Accrued expenses	504	424
Accrued lease costs	185	204

Total deferred tax assets	6,295	5,990

Deferred tax liabilities:
Pension	(1,430)	(1,499)
Excess depreciation	(2,151)	(2,174)
Other	(32)	(151)

Total deferred tax liabilities	(3,613)	(3,824)

Net deferred tax asset	$2,682	$2,166

8.    Commitments and Contingencies

(a)    Operating leases

The Company rents several manufacturing and warehouse facilities under operating lease agreements, one of which is with a related party (Note 12). Rent expense under all lease agreements amounted to approximately $1.6 million, $1.8 million and $1.8 million in 2003, 2002 and 2001, respectively.

At December 31, 2003 and 2002, approximately $469,000 and $525,000, respectively, was recorded as accrued lease costs related to leased facilities no longer in use by one of the Company’s subsidiaries (Note 12). The accrual represents the discounted future rental payments, net of estimated sublease income. At December 31, 2003 and 2002, approximately $65,000 and $56,000, respectively, were included in accrued expenses.

The following is a schedule of the future minimum lease payments under operating leases which expire through 2010.

Year ending December 31,
(in thousands)
2004	$1,508
2005	1,321
2006	1,184
2007	1,055
2008	877
Thereafter	2,598

Total minimum lease payments	$8,543

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(b)    Other

Consistent with other entities its size, the Company is party to legal actions and claims, none of which individually or in the aggregate, in the opinion of management, are expected to have a material adverse effect on the Company’s results of operations, cash flows or financial position.

The Company has employment agreements with certain members of management that expire through 2006.

9.    Redeemable Convertible Preferred Stock

Effective upon the consummation of a recapitalization that the shareholders of KCI entered into in May of 2000, KCI issued Preferred and Common Stock (the “Recapitalization). Concurrent with the Recapitalization, common shareholders exchanged approximately 863,000 shares of Common Stock, through a treasury stock transaction, for Preferred Stock which was immediately sold to Kelso & Co. and affiliates (“Kelso”), an independent investment group. In addition, Kelso purchased from the Company approximately 55,000 shares of Preferred Stock. Kelso owns all of the outstanding Preferred Stock of KCI, which has a par value of $0.001. Kelso paid approximately $107.8 million (“Kelso Purchase Price”) for all Preferred Stock, which the Company recorded as the fair value of the preferred stock. The Company has 1.1 million authorized shares of Preferred Stock and the Preferred Stock earns a dividend equal to 1% of the holders’ original purchase price plus any earned dividends and is payable in kind. The dividend compounds on a semi-annual basis. The Preferred Stock is not entitled to vote for the election of directors but is entitled to designate two members of KCI’s seven member Board of Directors. In addition, the Preferred Stock has certain approval rights and is convertible into Common Stock at the holder’s option on a one for one share exchange basis.

The Preferred Stock held by Kelso & Co. has a liquidation preference equal to the Kelso Purchase Price plus any accrued dividends, and is redeemable for cash at the option of the holder after June 2, 2009.

10.    Stockholders Equity

(a)    Common Stock

The Company has authorized 5.0 million shares of Common Stock, which has a par value of $0.001. Members of the Company’s Board of Directors as well as company management hold the outstanding shares of Common Stock.

During 2003 and 2001, the Company repurchased 1,490 and 7,713 shares of Common Stock for approximately $100,000 and $906,000, respectively. The shares were repurchased from shareholders who were no longer part of the Company’s operating management and were retired by the Company.

(b)    Stock Incentive Plans of KCI

In 1998, KCI adopted a Long-Term Incentive Plan (the “1998 Plan”) to attract, retain and provide additional incentive to employees. In 2000, the Company adopted the Key Components, Inc. Stock Incentive

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Plan (the “KCI Plan”). Awards under either plan may take the form of incentive stock options of KCI or non-qualified stock options of KCI. Upon the adoption of the KCI Plan, no further grants will be made under the 1998 Plan. All the options under the 1998 Plan, which account for the purchase of approximately 52,000 shares of common stock, were vested at December 31, 2003.

Under the KCI Plan, options to purchase approximately 45,000 shares of common stock were vested at December 31, 2003. Options to purchase approximately 5,700 shares of common stock vest over the next three years. The remaining options issued under the KCI Plan to purchase approximately 88,000 shares of common stock (the “Exit Options”) vest only after a change in control of the Company and if KCI’s preferred shareholders obtain a targeted return on their investment. The vesting event would allow the holder to be compensated for the net accretive value of the underlying shares. The Company would take a charge to earnings for the accretion in value upon the date that the Company is reasonably assured that such criteria would be satisfied. The holders of vested options under the KCI Plan can, under certain circumstances, require KCI to repurchase the shares acquired by exercise of the vested options at fair market value, as defined in the Shareholders Agreement.

Information regarding outstanding stock options is as follows:

	1998 Incentive Plan		KCI Stock Incentive Plan
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding at January 1, 2001	53,025	$42	118,985	$117
Options granted	—	—	12,711	125
Options canceled	(1,053)	(95)	(1,500)	(122)

Options outstanding at December 31, 2001	51,972	40	130,196	118
Options granted	—	—	11,350	100
Options canceled	(169)	(95)	(1,750)	(117)

Options outstanding at December 31, 2002	51,803	41	139,796	117
Options granted	—	—	1,338	100
Options canceled	—	—	(2,100)	(112)

Options outstanding at December 31, 2003	51,803	$41	139,034	$116

Exercise prices per share	—	$25-$95	—	$100-$125

Shares available for options	—	—	65,845	—

A summary of stock options at December 31, 2003 is as follows:

				Options Exercisable
	Weighted Average			Weighted Average
Range of Exercise Prices	Shares	Life (yrs)	Price	Shares	Exercise Price
$25-$35	44,578	3.3	$33	44,578	$33
$75-$95	7,225	5.9	$85	7,225	$85
$117-$125	139,034	6.8	$116	45,073	$117

	190,837			96,876

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company accounts for the outstanding options under the two plans using the intrinsic method as provided under APB Opinion 25 and related Interpretations. Accordingly, as the exercise price of options was at or above the market value estimated by management, based on an independent appraisal, at date of grant, no compensation cost has been recognized.

Pro forma information regarding net income is required by SFAS No. 123, “Accounting for Stock-Based Compensation”, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosures” and has been determined as if the Company had accounted for its employee stock options under the fair value method with the following assumptions:

	Year ended December 31,
	2003	2002	2001
Weighted average risk-free interest rate	4.9%	4.9%	5.2%
Dividend yield	None	None	None
Weighted average expected life	5.8 years	6.0 years	7.3 years

Had compensation cost for the stock options been determined based on the fair values at the grant dates, the Company’s net income would have been reduced to the pro forma amounts indicated below:

	Year ended December 31,
	2003	2002	2001
	(in thousands)
Net (loss) income
As reported	$(3,430)	$(6,631)	$4,731
Option Expense, net of income taxes	(398)	(453)	(364)

Pro forma	$(3,828)	$(7,084)	$4,367

11.    Retirement Plans

(a)    401(k) Plans

At December 31, 2003, the Company had two 401(k) plans in effect. The Company’s employees at domestic locations, other than those of Acme, are covered under the Key Components, Inc. Plan, which the Company matches 50% of the employees’ contributions up to 4% of each covered employee’s annual compensation. The employees of Acme are covered by a separate 401(k) plan. Employer contributions to the Acme plans are discretionary. Employer contributions in the aggregate were approximately $355,000, $358,000 and $414,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

(b)    Profit Sharing Plan

The Company sponsors a profit sharing plan for all non-union employees at two subsidiaries acquired in 1999. Under this plan, contributions are discretionary and limited to a percentage of eligible employees’ compensation. There was no profit sharing expense for this plan for the year ended December 31, 2003, 2002 and 2001. In December 2002 the plan was terminated and distributions of approximately $3.3 million were completed to the former participants.

(c)    Pension Plans

The Company has a non-contributory defined benefit pension plan covering substantially all the employees of Acme (the “Acme Pension Plan”). The formula covering the employees of Acme provides

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

pension benefits based upon the employee’s individual yearly compensation. The Acme Pension Plan assets are managed and invested by a financial institution. Upon acquiring Acme, management had decided to terminate the Acme Pension Plan. At December 31, 2002, the Company had recorded against the prepaid pension asset approximately $1.8 million of anticipated excise tax liabilities and the estimated future employer 401(k) contribution liability related to the participant accounts of former Acme Pension Plan participants who participate in the Key Components, Inc. 401(k) plan that will be paid using part of the Acme Pension Plan over-funding. In January 2003, management decided to retain the pension plan indefinitely. As a result the termination liabilities were recorded against the unrecognized net actuarial loss on the books of the Company.

In addition, Gits has a noncontributory defined benefit pension plan (the “Gits Plan”) covering its union employees retiring after August 1, 1993. Pension benefits are based on a multiple of a fixed amount per month and years of service, as defined in the union agreement. Benefits of the Gits Plan generally vest over a seven-year period. The assets of the Gits Plan are managed and invested by an insurance company.

It is the Company’s funding policy for the Gits Plan and the Acme Pension Plan to fund at least an amount necessary to satisfy the minimum requirements of the Employee Retirement Income Security Act of 1974. The amount to be funded is subject to annual review by management and its consulting actuary. In recent years, funding contributions have been restricted due to application of Internal Revenue Code full-funding limitations. No funding has been required during the three years ended December 31, 2003.

At December 31, 2003, approximately 94% of the plans’ assets are invested in cash and cash equivalents and 6% are invested in equities. At December 31, 2002, approximately 0.4% of the plans’ assets were invested in cash and cash equivalents, 54% were invested in equities and 45.6% were invested in fixed income securities and annuities.

Summarized information of the Plans is as follows:

Pension Obligation

	Year ended December 31,
	2003	2002	2001
	(In thousands)
Benefit obligation at beginning of year	$18,513	$18,586	$17,867
Service cost	391	519	513
Interest cost	1,138	1,104	1,055
Actuarial gain (loss)	778	504	(29)
Benefits paid	(2,136)	(2,200)	(820)

Benefit obligation at end of year	$18,684	$18,513	$18,586

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Plan Assets

	Year ended December 31,
	2003	2002	2001
	(In thousands)
Fair value of plan assets at beginning of year	$18,527	$21,996	$23,583
Actual return on plan assets	1,603	(1,226)	(733)
Benefits paid	(2,136)	(2,200)	(820)
Other	(51)	(43)	(34)

Fair value of plan assets at end of year	$17,943	$18,527	$21,996

Amounts recognized in the balance sheet

	Year ended December 31,
	2003	2002	2001
	(In thousands)
Funded status	$(741)	$14	$3,410
Unrecognized net actuarial loss (gain)	3,363	5,020	2,365
Recorded liability for future 401(k) contributions and excise taxes	—	(2,080)	(2,269)
Unrecognized prior service cost (benefit)	64	73	82

Net amount recognized	$2,686	$3,027	$3,588

Amounts recognized in the balance sheet consist of

	Year ended December 31,
	2003	2002	2001
	(In thousands)
Prepaid benefit cost	$2,684	$3,027	$3,588
Accrued benefit cost	(284)	—	—
Intangible assets	64	—	—
Accumulated other comprehensive income (gross)	222	—	—

Net amount recognized	$2,686	$3,027	$3,588

Information for pension plans with an accumulated benefit obligation in excess of plan assets

	Year ended December 31,
	2003	2002	2001
	(In thousands)
Projected benefit obligation	$1,397	$1,183	$1,149
Accumulated benefit obligation	1,397	1,183	1,149
Fair value of plan assets	1,113	1,041	1,154

Components of Net Periodic Cost (Benefit)

	Year ended December 31,
	2003	2002	2001
	(In thousands)
Service cost	$443	$562	$547
Interest cost	1,138	1,104	1,055
Expected return on plan assets	(1,323)	(1,636)	(1,785)
Other	83	531	7

Net periodic cost (benefit)	$341	$561	$(176)

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Weighted average assumptions used to determine benefit obligations

	Year ended December 31,
	2003	2002	2001
Discount rate	6.0%	6.5%	6.0%
Rate of compensation increase	3.0%	3.0%	0.0%

Weighted average assumptions used to determine net periodic pension expense

	Year ended December 31,
	2003	2002	2001
Discount rate	6.5%	6.5%	6.0%
Expected long-term rate of return on assets	7.5%-8.0%	7.5%-8.0%	7.5% to 8.5%
Rate of compensation increase	3.0%	0.0%	0.0%

Additional Information

The accumulated benefit obligation of all defined benefit plans was approximately $18.0 million, $17.9 million and $18.6 million at December 31, 2003, 2002 and 2001, respectively.

In December 2002 and into the first quarter of 2003, the Acme Pension Plan paid out the current benefit obligations of the participants in the Acme Pension Plan that were formerly employed at Acme Electronics division within one year of the time of the sale.

(d)    Other retirement liabilities

At December 31, 2003 and 2002, the Company had approximately $1,051,000 and $940,000 recorded, respectively, as other long-term liabilities related to obligations under Acme’s non-qualified Supplemental Executive Retirement Plan (“SERP”) and a non-qualified post-retirement benefits plan for certain former officers of Acme. The SERP provides benefits based upon an executive’s compensation in the last year of service and is reduced by benefits received from the salaried pension plan. The nonqualified benefits plan provides post retirement health care. Six participants of this plan are retired and receiving payments under the SERP. Due to certain provisions under the SERP, the Company was required to fund approximately $1.1 million to a trust account on behalf of certain of the SERP’s participants. The assets in the trust remain a part of the books and records of the Company and are subject to the Company’s creditors.

12.    Related Party Transactions

The Company rented its former Leominster, Massachusetts manufacturing facility under an operating lease agreement entered into with a company that is co-owned by a former shareholder of KCI. The lease expired on May 31, 2003 in accordance with its terms. Rental payments for the three years ended December 31, 2003 were approximately $91,000, $217,000, and $213,000, respectively.

The Company rents one of its manufacturing facilities under an operating lease agreement entered into with a company that is co-owned by the President of Elliott who also is a shareholder of KCI. The terms of the lease, which expires December 31, 2008, provide for annual rent increases of 5%. Rental payments amounted to $176,000, $167,000 and $159,000 for the three years ended December 31, 2003, 2002 and 2001, respectively.

The Company pays management fees to Millbrook, a party related to certain shareholders of the Company. These management fees amounted to $175,000, $175,000 and $920,000 for the years ended

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003, 2002 and 2001, respectively. KCI, Kelso and certain shareholders of KCI entered into a Shareholders Agreement and a Registration Rights Agreement and KCI and Kelso entered into an Advisory Agreement. As part of Advisory Agreement, KCI is required to pay a $325,000 annual management fee to Kelso. Kelso agreed that amounts paid by Millbrook Capital Management (“Millbrook”) (Note 12) to Kelso out of management fees received by Millbrook from KCI or KCLLC would offset KCI’s obligation to Kelso under the Advisory Agreement between Kelso and KCI. These are recorded as part of the Company’s corporate expenses.

13.    Statement of Cash Flows

	Year Ended December 31,
	2003	2002	2001
	(In thousands)
Supplemental disclosures of cash flow information:
Cash paid during the year:
Interest	$10,864	$12,724	$15,608
Income taxes	$227	$5,305	$3,050

14.    Subsequent Events

(a)    Hudson Lock

The Company’s lock product line’s net sales declined significantly during the three years ended December 31, 2003. Net sales of the lock product line were approximately $17.2 million, $21.8 million and $32.6 million for the years ended December 31, 2003, 2002 and 2001, respectively. Management attributes such decline to the downturn in the economy plus the impact of foreign competition, both of which have led to the product line becoming a commodity over that period. As the net sales volume eroded, the shift in manufacturing to Mexico negatively impacted customer service and quality. Further, the decline in sales volume made it prohibitive to support the dual overhead infrastructures of its domestic and Mexico manufacturing facilities. As a result, the Company closed the lock manufacturing facility in Mexico in February 2004. In closing the facility, the Company recorded a charge of approximately $664,000 for severance, closing costs and to adjust inventory and leaseholds to the lower of cost or fair value. In addition, the Company recorded a charge of approximately $605,000 to record the balance of the lease of the facility on a present value basis, less any estimate for sublease income.

In March 2004, the Board of Directors of KCI and KCLLC concluded to sell Hudson Lock, LLC (“Hudson”). In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company recorded the assets and liabilities of Hudson as held for sale and reported the results as discontinued operations. Based on initial indications of value from prospective buyers, at June 30, 2004, the Company recorded a charge of approximately $4.3 million (net of tax benefit of approximately $2.6 million) to reduce the carrying value of the assets held for sale to its fair value.

On October 22, 2004, the Company consummated the sale of the net assets of Hudson to Waveland Investments (“the Buyer”), an independent third party. As a result of the sale, the domestic assets, which primarily consisted of accounts receivable, inventory and fixed assets, and the domestic liabilities of Hudson were sold to the Buyer for consideration of approximately $4.5 million, consisting of a note receivable of approximately $1.2 million with the balance of the proceeds being paid in cash. The note receivable matures on April 22, 2008 and requires payment of interest at 8.0% per annum through April 22, 2005, 10% per annum through October 2005 and 14% per annum subsequent to October 2005 until the maturity date. The Buyer has the ability to convert the outstanding interest due to the Company to additional notes receivable, which would then be due and payable on the same date as the original note. If Hudson meets certain operating thresholds the Buyer is required to prepay portions of the outstanding note receivable and the

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Buyer has the right to prepay the balance of the notes receivable. The note receivable is subordinate to the Buyer’s acquisition and operating debt. The remaining assets and liabilities of Hudson’s Mexico operations, which are not material, were not sold in the transaction. The Company used the cash proceeds received in the transaction to pay down outstanding bank debt. As a result of the expected proceeds from the sale, at September 30, 2004, the Company recorded an additional charge of approximately $680,000 (net of tax benefit of approximately $351,000) to reduce the carrying value of the assets held for sale to the lower of cost or fair value.

The following table summarizes the net assets of the lock product line:

	December 31, 2003	December 31, 2002
	(In thousands)
Accounts receivable	$2,011	$3,319
Inventory	4,628	4,443
Other current assets and prepaid expenses	524	277
Plant and equipment, net	6,018	6,487
Goodwill	—	17,374
Deferred tax assets	7,283	2,550

Assets held for sale	20,464	34,450

Accounts payable	845	1,077
Accrued wages and related expenses	562	423
Accrued expenses	515	625

Liabilities associated with assets held for sale	1,922	2,125

Net assets of lock product line	$18,542	$32,325

The following summarizes the operations of the lock business for the three years ended December 31, 2003:

	Year Ended December 31,
	2003	2002	2001
	(In thousands)
Net sales	$17,194	$21,833	$32,678

(Loss) income from discontinued operations, net of taxes (benefit) of $(6,358), $(2,428) and $3,055, respectively	$(13,223)	$(7,853)	$3,994

(b)    Advanced Devices, Inc.

On May 7, 2004, the Company acquired the net assets of Advanced Devices, Inc. (“ADI”) for a purchase price of approximately $8.0 million and assumed liabilities of approximately $62,000. The Company recorded the estimated excess purchase price over net assets acquired of approximately $6.2 million as goodwill. The value ascribed to the estimated excess purchase price over net assets acquired is preliminary and is subject to change. Other intangibles acquired were not material. The ADI product line, which manufactures electrical wiring devices, has been integrated into the Company’s Napa Valley, California manufacturing facility. The Company paid approximately $6.1 million in cash at closing and borrowed approximately $4.5 million on its revolving credit facility to partially finance this acquisition. The purchase agreement required approximately 75% of the total purchase price to be paid at closing, 10% to be paid at the earlier of the date when the product line is fully integrated into the Company’s Napa, California manufacturing facility or March 7, 2005, and the remainder over the next four years annually commencing on May 7, 2005.

KEY COMPONENTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(c)    Amveco Magnetics, Inc.

On August 23, 2004, the Company acquired the common stock of Amveco Magnetics, Inc. (“Amveco”), a Texas corporation, for a purchase price of approximately $6.0 million, subject to adjustment, less assumed liabilities of approximately $2.1 million. In October 2004, the Company paid approximately $462,000 of additional consideration related to the closing balance sheet. The Company recorded the estimated excess purchase price over net assets acquired of approximately $2.5 million as goodwill. The value ascribed to the estimated excess purchase price over net assets acquired is preliminary and is subject to change. Other intangibles acquired were not material. The agreement calls for three contingent payments, two of which up to $1.0 million in aggregate and the other based upon a percentage of revenues exceeding a baseline specified in the purchase agreement, based on the performance of the business for the six months ended September 30, 2004 and for the year ending December 31, 2005. In addition, the Company currently has approximately $1.6 million in escrow, which is included in other assets, related to the Amveco transaction. The escrow was established to cover potential liabilities related to the Mexico operation of Amveco. The agreement calls for the escrow to be paid upon certain open issues related to the legal and tax establishment of the Mexico operation are rectified. The contingent payments and any payments out of escrow, if made, will be recorded as goodwill at the time of payment. Amveco, which manufactures torroidal transformers primarily for medical applications, will be integrated into the Company’s Monterrey, Mexico and Lumberton, North Carolina facilities. The Company paid approximately $6.0 million in cash at closing and borrowed approximately $5.0 million on its revolving credit facility to partially finance this acquisition.

(d)    Sale of KCI

In November 2004, the board of KCI authorized the sale of the Company to Actuant Corporation, a publicly traded company. The sales price, which is to be paid in cash, is approximately $315 million, less expenses and net debt (outstanding debt of the Company, as defined in the agreement, less cash) of the Company as of the date the transaction closes. The Company’s outstanding options to purchase common stock will all exercise, except for the Exit Options which will terminate. Options exercised will be settled for cash. The agreement calls for a $20 million escrow, which will remain in place for three years to cover the indemnities under the agreement. The sale is expected to close during December 2004. The agreement calls for a purchase price adjustment if the Company’s working capital (current assets less current liabilities) is under a certain threshold as of the closing date of the agreement. In connection with the sale process, the Company entered into agreements with its corporate executives whereby they receive a bonus contingent on the sales price of the Company.